Exhibit 99.1

Silverstar Holdings Announces Offer to Acquire Empire Interactive PLC

Company has received irrevocable commitments for 63% of Empire’s shares

Boca Raton, Florida: Silverstar Holdings, Ltd. (NASDAQ: SSTR) today announced that it had submitted a definitive offer to acquire all the shares of Empire Interactive PLC.

The offer calls for either a cash payment of 7p (approx. $0.13) per share on closing or an earn-out alternative where the initial payment will be 4.9p (approx. $0.09) per share with a further 5.1p (approx. $0.094) per share payable subject to certain conditions on October 31, 2007. The earn-out alternative also includes further incentive payments subject to Empire achieving certain EBITDA targets for the year ended June 30, 2007.

“This is a landmark transaction for Silverstar. Empire has approximately $50 million in trailing revenues during its last 15-month reporting period. This acquisition combined with Strategy First propels Silverstar into the leading rank of independent interactive entertainment software publishers. The acquisition will provide consistent revenue growth over the next few quarters. We look forward to working with the Empire management team to aggressively grow their business and the business of Strategy First, both organically and through future acquisitions. We remain determined to create greater value for our shareholders. This acquisition is a main component of our long-term strategic plan,” stated Clive Kabatznik, Chief Executive Officer of Silverstar Holdings.

Should all Empire shareholders other than management elect to receive the 7p cash payment, the maximum amount due on closing will be approximately $7.2 million. Should all shareholders elect the earn- out alternative, the maximum amount due on closing will be $6.15 million with an additional $6.4 million due in a second payment on October 31, 2007 with further incentive payments due on April 30, 2008 subject to Empire achieving certain EBITDA targets for the year ended June 30, 2007.

Empire’s two principal shareholders have given irrevocable undertakings to vote their 62% shareholdings in favor of the earn-out alternative. The offer will be open to shareholders for 21 days. The transaction is expected to close in late November.

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 18 years. The company floated on AIM, part of the London Stock Exchange in July 20000. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France, Italy and Spain. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label,

Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at www.empireinteractive.com.

About Silverstar Holdings:

Silverstar Holdings Ltd. is a publicly traded company (NASDAQ: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
(561) 479-0040 or clive@silverstarholdings.com

OR

Alliance Advisors, LLC

Alan Sheinwald, President

(914) 244-0062, or asheinwald@allianceadvisors.net